EXHIBIT 4.10

                         EIGHTH AMENDMENT AND CONSENT TO

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

      This EIGHTH AMENDMENT AND CONSENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "AMENDMENT") dated as of February 16, 2000 and effective as of February 29, 2000 (the "EFFECTIVE DATE") is made among WEIDER NUTRITION INTERNATIONAL, INC., a Delaware corporation ("HOLDINGS"), WEIDER NUTRITION GROUP, INC., a Utah corporation ("NUTRITION"), WNG HOLDINGS (INTERNATIONAL) LTD., a Nevada corporation ("INTERNATIONAL"; Holdings, Nutrition and International, individually, each an "OBLIGOR" and, collectively, "OBLIGORS"), GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, for itself, as Lender, and as Agent for Lenders (in such capacity, "AGENT"), and the other Lenders signatory to the hereinafter defined Credit Agreement.

                                    RECITALS

      A. Agent, Lenders and Obligors are party to that certain Third Amended and Restated Credit Agreement dated as of May 6, 1997 (as previously amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT").

      B. On and subject to the terms and conditions hereof, Obligors have requested, and Agent and Lenders are willing to grant, certain amendments and consents under the Credit Agreement.

      C. This Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment; capitalized terms used herein without definition are so used as defined in Annex A to the Credit Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1. AMENDMENT. Subject to the conditions precedent set forth in Section 5 hereof, the Credit Agreement is hereby amended as follows:

            (a) The text of Section 1.5(a) of the Credit Agreement is replaced with the following text:

            "(a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on (i) the first day of each month with respect to Index Rate Loans and (ii) on the last day of each applicable LIBOR Period with respect to LIBOR Loans, at a per annum rate equal to (A) with respect to

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            Index Rate Loans, the Index Rate plus a margin of 4.00% and (B) with respect to LIBOR Loans, the LIBOR Rate plus a margin of 5.50%."

            (b) The definition of "REVOLVING COMMITMENT TERMINATION DATE" in Annex A to the Credit Agreement is amended by deleting the reference to "February 29, 2000" and replacing such reference with a reference to "June 30, 2000."

            (c) The definition of "REVOLVING CREDIT LOAN COMMITMENT" in Annex A to the Credit Agreement is amended by deleting the reference to "One Hundred Fifteen Million Dollars ($115,000,000)" and replacing such reference with a reference to "Ninety Million Dollars ($90,000,000)."

            (d) Annex E to the Credit Agreement is amended by deleting paragraphs (a) and (b) in their entirety and replacing them with the following paragraphs:

            "(a) To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month (i) for Holdings and its Subsidiaries on a consolidated and consolidating basis, unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Month, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the budget, all prepared in accordance with GAAP (subject to normal year-end adjustments), (ii) a certificate of the Chief Financial Officer of Holdings (on behalf of itself and each Borrower) attached to the foregoing financial information to the effect that (A) the attached Financial Statements present fairly in all material respects and in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of Holdings and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of, and for, such Fiscal Month,
            (B) all other attached financial information is true, correct and complete in all material respects and (C) there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default, and (iii) a statement setting forth the calculations used in determining compliance with each financial covenant set forth on ANNEX G;

            (b) To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis which includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year;"

            (e) Annexes G and J to the Credit Agreement are respectively replaced with Annexes G and J respectively attached as ANNEXES A and B hereto.

      2. CONSENT. Subject to the conditions precedent set forth in Section 5 hereof, notwithstanding any provision of the Credit Agreement to the contrary, Agent and Lenders

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hereby consent to the transfer (in the form of a loan, advance or investment) on or before the earlier of the Revolving Commitment Termination Date and June 30, 2000 of an aggregate amount of up to $1.5 million by Obligors to its Subsidiaries not domiciled in the United States.

      3.    AGREEMENTS BY OBLIGORS.

            (a) Each Obligor hereby agrees that it will use its best efforts to
      (i) obtain, on or before February 18, 2000, a signed proposal letter with respect to refinancing of the Revolving Credit Loan Commitment and (ii) hold, on or before April 21, 2000, a syndication bank meeting with respect to such refinancing.

            (b) In addition to the fee referenced in Section 5(e), the Obligors jointly and severally agree to pay to Agent (at Agent's option, by payment or as a charge against the Revolving Loan) for the ratable benefit of each Lender, a fee of $450,000 on May 31, 2000, if the Revolving Credit Loan Commitment has not been refinanced and terminated on or before such date.

      4. REPRESENTATIONS AND WARRANTIES. As of the date hereof, Obligors hereby jointly and severally represent and warrant to Agent and Lenders as follows:

            (a) After giving effect to this Amendment and the transactions contemplated hereby (i) no Default or Event of Default shall have occurred or be continuing and (ii) the representations and warranties of Obligors contained in the Loan Documents shall be true, accurate and complete in all respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date.

            (b) The execution, delivery and performance, as the case may be, by each Obligor of this Amendment and the other documents and transactions contemplated hereby are within each Obligor's corporate powers, have been duly authorized by all necessary corporate action (including, without limitation, all necessary shareholder approval) of each Obligor, have received all necessary governmental approvals, and do not and will not contravene or conflict with any provision of law applicable to any Obligor, the certificate or articles of incorporation or bylaws of any Obligor, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon any Obligor.

            (c) This Amendment, the Credit Agreement and each other Loan Document is the legal, valid and binding obligation of each Obligor enforceable against each Obligor in accordance with its respective terms, except to the extent enforceability is limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally or by application of general principles of equity.

      5. CONDITIONS PRECEDENT. This Amendment shall become effective as of the Effective Date, PROVIDED that as of the Effective Date each of the following items shall have been received by Agent or satisfied, as the case may be, all in form and substance satisfactory to Agent:

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            (a)   AMENDMENT. This Amendment, duly executed by each Obligor,
      Agent and each Lender.

            (b) REVOLVING CREDIT NOTES. Revolving Credit Notes reflecting each Revolving Credit Loan Commitment set forth on ANNEX A attached hereto, duly executed by each Borrower.

            (c) NO DEFAULT. After giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default shall have occurred and be continuing.

            (d) WARRANTIES AND REPRESENTATIONS. After giving effect to this Amendment and the transactions contemplated hereby, the warranties and representations of each Obligor contained in this Amendment shall be true and correct in all respects.

            (e) FEES, COSTS AND EXPENSES. Agent shall have received (at Agent's option, by payment or as a charge against the Revolving Loan) (i) for the ratable benefit of each Lender, an amendment fee of $450,000, which fee shall be fully earned as of the date hereof and shall be non-refundable when paid, and (ii) all other fees, costs and expenses, including reasonable attorneys' fees, due pursuant to the Loan Documents, including as incurred by Agent in connection herewith.

      6. EFFECT ON LOAN DOCUMENTS. This Amendment is limited to the specific purpose for which it is granted and, except as specifically set forth above (a) shall not be construed as a consent, waiver, amendment or other modification with respect to any term, condition or other provision of any Loan Document and
(b) each of the Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed.

      7. SUCCESSORS AND ASSIGNS. This Amendment shall be binding on and shall inure to the benefit of Obligors, Agent, Lenders and their respective successors and assigns; PROVIDED that no Obligor may assign its rights, obligations, duties or other interests hereunder without the prior written consent of Agent and Lenders. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of Obligors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Amendment.

      8. ENTIRE AGREEMENT. This Amendment, including all documents attached hereto, incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

      9. FEES AND EXPENSES. Obligors shall pay to Agent on demand all fees, costs and expenses owing by Obligors pursuant to Section 11.3 of the Credit Agreement, including those incurred by Agent or otherwise payable in connection with the preparation, execution and delivery of this Amendment.

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      10. INCORPORATION OF CREDIT AGREEMENT. The provisions contained in
Sections 11.9 and 11.14 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety with respect to this Amendment.

      11. ACKNOWLEDGMENT. Each Obligor hereby represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the "CLAIMS"), which any Obligor may have or claim to have against Agent or any Lender, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the "LENDER RELEASED PARTIES"), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Obligor hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Obligor may have or claim to have, relating to or arising out of or in connection with the Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Amendment. Each Obligor further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents.

      12. CAPTIONS. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

      13. SEVERABILITY. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

      14. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

                             [signature pages follow]

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      IN WITNESS WHEREOF, this Eighth Amendment and Consent to Third Amended and
Restated Credit Agreement has been duly executed and delivered as of the day and year first above written.

                              WEIDER NUTRITION INTERNATIONAL, INC.
                              WEIDER NUTRITION GROUP, INC.
                              WNG HOLDINGS (INTERNATIONAL) LTD.

                              For each of the foregoing:

                              By:  _______________________________

                              Title:  ______________________________

                              GENERAL ELECTRIC CAPITAL CORPORATION,
                              as Agent and Lender

                              By: _______________________________

                              Title:  Duly Authorized Signatory

                              FIRST UNION NATIONAL BANK, successor by merger to Corestates Bank, N.A.

                              By: _______________________________

                              Title:______________________________

                              LASALLE  BANK NATIONAL ASSOCIATION,
                              successor to LaSalle National Bank

                              By: _______________________________

                              Title:______________________________

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                              THE BANK OF NOVA SCOTIA

                              By: _______________________________

                              Title:______________________________

                              BANK AUSTRIA CREDITANSTALT CORPORATE FINANCE, INC.

                              By: _______________________________

                              Title:______________________________


                              By: _______________________________

                              Title:______________________________

                              DRESDNER BANK AG, NEW YORK AND
                              GRAND CAYMAN BRANCHES

                              By: _______________________________

                              Title:______________________________


                              By: _______________________________

                              Title:______________________________

                              ZIONS FIRST NATIONAL BANK

                              By: _______________________________

                              Title:______________________________

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                                     Annex A

                             ANNEX G (SECTION 6.20)
                                       TO
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


                               FINANCIAL COVENANTS

            Nutrition shall not breach or fail to comply with the following financial covenant, which shall be calculated in the same manner as in the most recently delivered and approved Projections and in accordance with GAAP, consistently applied:

MINIMUM EBITDA. Nutrition shall have, at the end of the period described below, EBITDA equal to or greater than the amount set forth opposite such period:

            PERIOD                                                      AMOUNT
            ------                                                   -----------
            Nine Fiscal Months ending February 29, 2000              $12,050,000
            Ten Fiscal Months ending March 31, 2000                  $12,525,000
            Eleven Fiscal Months ending April 30, 2000               $13,325,000
            Twelve Fiscal Months ending May 31, 2000                 $14,400,000
            Twelve Fiscal Months ending June 30, 2000                $13,225,000

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                                     Annex B

                                     ANNEX J

                                       TO
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


                                   COMMITMENTS

                                          REVOLVING CREDIT
LENDER                                    LOAN COMMITMENT         PERCENTAGE
-----                                     ---------------         ----------

General Electric Capital Corporation      $ 30,150,000.00              33.50%

First Union National Bank                 $ 15,525,000.00              17.25%

LaSalle Bank National Association         $ 15,525,000.00              17.25%

The Bank of Nova Scotia                   $  7,200,000.00               8.00%

Bank Austria Creditanstalt                $  7,200,000.00               8.00%
Corporate Finance, Inc.

Dresdner Bank AG, New York and            $  7,200,000.00               8.00%
Grand Cayman Branches

Zions First National Bank                 $  7,200,000.00               8.00%
                                                                  ----------
            Total:                        $ 90,000,000.00             100.00%
                                          ===============         ==========

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